UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement

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Forrester Research, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

April 1, 2025

To Our Stockholders:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 13, 2025 at 10:00 a.m. Eastern Daylight Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2025 and entering your 16-digit control number included with these proxy materials.

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect six Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and to approve by non-binding vote our executive compensation.

We hope that many of you will be able to attend. Thank you for your continued support and investment in Forrester.

Sincerely yours,

George F. Colony

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2025

Notice is hereby given that the 2025 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at 10:00 a.m. Eastern Daylight Time on Tuesday, May 13, 2025. The annual meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2025 and entering your 16-digit control number included with these proxy materials. The purpose of the annual meeting will be the following:

1.
To elect the six directors named in the accompanying proxy statement to serve until the 2026 Annual Meeting of Stockholders;
2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3.
To approve by non-binding vote our executive compensation.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 17, 2025 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during normal business hours for a period of ten days before the meeting at our corporate offices at 60 Acorn Park Drive, Cambridge, Massachusetts 02140, and online during the meeting accessible at www.virtualshareholdermeeting.com/FORR2025.

If you are unable to participate in the annual meeting online, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

Ryan D. Darrah

Secretary

Cambridge, Massachusetts

April 1, 2025

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO PARTICIPATE IN THE MEETING ONLINE.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 13, 2025

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2025 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. Eastern Daylight Time on Tuesday, May 13, 2025. The annual meeting will be held virtually, conducted via live audio webcast, through which you can submit questions and vote online. You may attend the meeting by visiting www.virtualshareholdermeeting.com/FORR2025. Be sure to have your 16-digit control number included with these proxy materials in order to access the annual meeting. This proxy statement was first made available to stockholders on or about April 1, 2025.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board”, refer to our fiscal year which began on January 1, 2024 and ended on December 31, 2024 as “fiscal 2024,” and refer to our fiscal year ending December 31, 2025 as “fiscal 2025”. We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 17, 2025 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 18,980,952 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.
You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the "Vote by Internet" instructions on the enclosed proxy card. In addition, you may attend the annual meeting via the internet and vote during the annual meeting. Please have your 16-digit control number included with these proxy materials in order to access the annual meeting.
2.
You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the enclosed proxy card.
3.
You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025, and “FOR” approval of the non-binding vote on our executive compensation.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote online, you must contact the person in whose name your shares are registered and follow directions provided to obtain a proxy card from that person and have it available for the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, and FOR approval by non-binding vote of our executive compensation as provided in Proposal Three.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposal Three, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), and to approve the non-binding vote on our executive compensation (Proposal Three).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two and Three) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•
returning to us a newly signed proxy bearing a later date;
•
delivering a written instrument to our Secretary revoking the proxy; or
•
attending the annual meeting via the internet and voting online. Simply attending the annual meeting will not, by itself, revoke your proxy.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and electronically from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 13, 2025

This proxy statement and our Annual Report to Stockholders are available on-line at www.proxyvote.com. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available on our website at www.forrester.com/aboutus. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of March 17, 2025 (except as otherwise noted) by:

(i)
each person who we know beneficially owns more than 5% of our common stock;
(ii)
each of the executive officers named below in the Summary Compensation Table;
(iii)
each member of our Board of Directors; and
(iv)
our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of March 17, 2025 and shares underlying restricted stock units scheduled to vest within 60 days of March 17, 2025.

	Common Stock Beneficially Owned
		Shares
		Subject
		to Exercisable
		Options and
	Shares	Vesting	Percentage of
	Beneficially	Restricted	Outstanding
Name of Beneficial Owner	Owned	Stock Units	Shares
George F. Colony	7,380,411	—	38.9%
c/o Forrester Research, Inc.
60 Acorn Park Drive
Cambridge, MA 02140(1)

Royce & Associates, LP	2,476,720	—	13.0%
745 Fifth Avenue
New York, NY 10151(2)

BlackRock, Inc.	946,241	—	5.0%
50 Hudson Yards
New York, NY 10001(3)

Robert Bennett	5,728	—	*
David Boyce	18,677	—	*
Neil Bradford	29,040	—	*
Anthony Friscia	24,253	—	*
Robert Galford	25,541	—	*
Corinne Munchbach	5,052	—	*
Warren Romine	12,017	—	*
Yvonne Wassenaar	24,738	—	*
L. Christian Finn	19,931	21,134	*
Carrie Johnson	21,213	21,134	*
Sharyn Leaver	15,024	15,550	*
Nate Swan	6,349	21,134	*
Directors, named executive officers, and other executive officers as a group (16 persons)(1)	7,613,699	84,839	40.4%

(1)
Consists of: (1) 43,218 shares held by The George F. Colony 2023 Grantor Retained Annuity Trust No. 44 of which Mr. Colony is a trustee and has sole dispositive power and shares voting power with the 3 other trustees; (2) 15,935 shares held by The George F. Colony 2024 Grantor Retained Annuity Trust No. 45 of which Mr. Colony is a trustee and has sole dispositive power and shares voting power with the 3 other trustees; (3) 250,000 shares held by The George F. Colony 2024 Grantor Retained Annuity Trust No. 46 of which Mr. Colony is a trustee and has sole dispositive power and shares voting power with the 3 other trustees; (4) 250,000 shares held by The George F. Colony 2024 Grantor Retained Annuity Trust No. 47 of which Mr. Colony is a trustee and has sole dispositive power and shares voting power with the 3 other trustees; (5) 500,000 shares held by The George F. Colony 2025 Grantor Retained Annuity Trust No. 48 of which Mr. Colony is a trustee and has sole dispositive power and shares voting power with the 3 other trustees; (6) 1,580 shares owned by Mr. Colony’s wife; and (7) 6,319,678 shares held by Mr. Colony, individually.
(2)
Beneficial ownership as of September 30, 2024, as reported in a Schedule 13G filed with the SEC on October 15, 2024, stating that Royce & Associates, LP has sole voting and dispositive power with respect to 2,476,720 shares.
(3)
Beneficial ownership as of December 31, 2024, as reported in a Schedule 13G filed with the SEC on February 5, 2025, stating that BlackRock, Inc. has sole voting power with respect to 929,929 shares and sole dispositive power with respect to 946,241 shares.

* Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders. The Board has nominated Robert Bennett, Neil Bradford, George F. Colony, Anthony Friscia, Corinne Munchbach, and Warren Romine to serve one-year terms that will expire at the 2026 Annual Meeting of Stockholders. These individuals all currently serve on our Board.

Three of our current directors, David Boyce, Robert Galford, and Yvonne Wassenaar, will be retiring from the Board effective May 13, 2025, and are not nominees for election at the forthcoming annual meeting. Mr. Boyce has served as a member of the Board and the Compensation and Nominating Committee for over 8 years. Mr. Galford has served as a member of the Board and as Chair of the Compensation and Nominating Committee for over 28 years, and has served as Lead Independent Director since 2017. Ms. Wassenaar has served as a member of the Board for over 8 years and has served on both the Audit Committee and the Compensation and Nominating Committee. We gratefully acknowledge their dedicated service and numerous contributions to Forrester.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the nominees named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that each of the nominees will be able to serve, but if any of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that each of the nominees has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR ELECTION

Robert Bennett, 68, became a director of Forrester in July 2024. Mr. Bennett currently also serves as an independent board member of InvoiceCloud, Inc. and SimplePractice, LLC. In 2020, Mr. Bennett founded EngageSmart, Inc., a provider of vertically tailored customer engagement software and integrated payments solutions that went public in 2021, and served as its Chief Executive Officer until it was acquired in January 2024. We believe Mr. Bennett’s qualifications to serve on our Board of Directors include his extensive experience in leading profitable high-growth technology companies and his expertise as a sales, marketing, and go-to-market executive.

Neil Bradford, age 52, became a director of Forrester in February 2018. Mr. Bradford is the founder and Chief Executive Officer of General Index Limited, a tech-led provider of energy and commodity benchmarks. From 2017 to March 2019, Mr. Bradford served as the Chief Executive Officer of Financial Express, Ltd., an investment ratings and fund research agency based in the United Kingdom. Prior to joining FE, Mr. Bradford was the Chief Executive Officer of Argus Media, a provider of price assessments, business intelligence and market data for the global energy and commodities markets. In 1997, Mr. Bradford co-founded Fletcher Research Limited, a UK-based technology research firm that was acquired by Forrester in 1999. Mr. Bradford served in executive roles with Forrester until 2006. We believe Mr. Bradford’s qualifications to serve on our Board of Directors include his years of experience in the research and advisory business, having both founded and led companies in the industry, his prior experience as an executive officer of Forrester, and his perspective on European business as a UK citizen having worked for firms headquartered in London.

George F. Colony, age 71, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to

2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his extensive experience in the research industry, including more than 40 years as our chief executive officer, and his significant ownership stake in the Company.

Anthony Friscia, age 69, became a director of Forrester in June 2017. Mr. Friscia is currently an independent business consultant. From 2014 to 2016, Mr. Friscia was the President and Chief Executive Officer of Eduventures, Inc., a research and advisory firm that provides proprietary research and strategic advice to higher education leaders. Previously, from 2011 to 2014, Mr. Friscia served as a consultant and special advisor to the President of the New School, a private university in New York City. In 1986, Mr. Friscia founded AMR Research, a provider of research and advice on global supply chain and enterprise technology to operations and IT executives, and served as its President and Chief Executive Officer until 2010. We believe Mr. Friscia’s qualifications to serve on our Board of Directors include his years of experience in business leadership and providing strategic advice to senior leaders, including extensive experience as a chief executive officer in the research and advisory business.

Corinne Munchbach, age 37, became a director of Forrester in June 2024. Ms. Munchbach was the Chief Executive Officer of BlueConic, Inc., a SaaS company in the marketing technology space, from January 2023 to February 2025. Previously, she held various roles at BlueConic after joining in 2015, most recently as President and Chief Operating Officer. From 2010 through 2014, Ms. Munchbach served in a variety of roles at Forrester, including as an analyst covering business and consumer technology trends and the marketing tech landscape. We believe Ms. Munchbach’s qualifications to serve on our Board of Directors include her thought leadership in the areas of customer data, customer experience, and marketing technology, and her operational experience as a chief executive officer.

Warren Romine, age 54, became a director of Forrester in March 2022. Mr. Romine is the founder and managing director of Orchard Knob Capital LLC, an independent financial advisory and investment firm focused on the aerospace, defense and government services markets. Mr. Romine served as a Senior Lecturer at Harvard Business School in the finance department from October 2022 to June 2023. From 2017 to January 2022, Mr. Romine was a Managing Director and co-head of the Aerospace and Defense group at KippsDeSanto & Co., an investment bank focused on growth-oriented aerospace, defense and technology companies. Previously, from 2013 to 2017, Mr. Romine was a Managing Director and head of the Aerospace, Defense and Government Services group at FBR & Co., an investment banking and brokerage firm. From 2006 to 2014, Mr. Romine also served as chair of the audit committee of the board of directors of RELM Wireless Corporation (now known as BK Technologies), a publicly-traded manufacturer of telecommunications products. We believe that Mr. Romine's qualifications to serve on our Board of Directors include his extensive finance and management experience in the investment banking business, his expertise regarding mergers and acquisitions, and his prior experience as a public company board member.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Stock Retention Guidelines: Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines, which are described in more detail below in the Compensation Discussion and Analysis section, require all directors and executive officers to hold a targeted value of our common stock within specified time frames, and include restrictions on sales of our common stock by such directors and executive officers until the guidelines have been met. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

Insider Trading Policy and Procedures: We have adopted an Insider Trading Policy that governs the purchase, sale, or other dispositions of our securities by our directors, officers and employees. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our 2024 Annual Report on Form 10-K .We currently do not have a policy regarding hedging.

Code of Business Conduct and Ethics: We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Clawback Policy: Our Board of Directors has adopted a Compensation Recovery Policy (“Clawback Policy”) to comply with the final clawback rules adopted by the SEC under Rule 10D-1 and the listing standards of The NASDAQ Stock Market. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation received by covered officers if we are required to prepare a financial restatement. Under the Clawback Policy, the Board may recoup from the covered officers erroneously awarded incentive compensation received on or after October 2, 2023 within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held six meetings during fiscal 2024. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, attended the 2024 annual meeting of stockholders, as did Mr. Galford. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of four members: Warren Romine, Chair, Neil Bradford, Anthony Friscia, and Corinne Munchbach, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Romine is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2024. The responsibilities of our Audit Committee and its activities during fiscal 2024 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of four members: Robert M. Galford, Chair, Robert Bennett, David Boyce, and Yvonne Wassenaar. The Compensation and Nominating Committee held seven meetings during fiscal 2024. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 39% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities.

In 2017, the Board of Directors selected Robert Galford to act as lead independent director. In this role, Mr. Galford presides at executive sessions of the independent directors and will bear such further responsibilities as the Board as a whole may designate from time to time.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, cybersecurity, ESG, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chair of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, are designed to reward both short and long-term performance. Targets under our bonus plans are typically a function of contract value (CV) bookings and modified operating income (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally have awarded restricted stock units vesting over four years and, commencing in 2023, have also periodically awarded stock options and performance-based restricted stock units. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. We cap our executive bonuses at 1.56 times target company performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our executive bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level. We also believe that our Executive Severance Plan described in detail below, which provides severance compensation in the event of involuntary termination of employment without cause and in connection with a change in control, promotes stability and continuity of operations.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest, and the ability to act in the interests of all stockholders. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, under our advance notice by-law, requires that the notice be received by us no less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934. In accordance with our by-laws, the 2026 Annual Meeting will be held on May 12, 2026.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

Corporate Responsibility

Forrester recognizes the importance of being accountable not only to our stockholders, but also to a broader range of stakeholders, including our customers, employees and the public in general. Our goal is to effect positive change in society and for our planet through our research, data, and expertise.

Our culture emphasizes certain key values — including client, courage, collaboration, integrity, and quality — that we believe are critical to deliver Forrester’s unique value proposition of helping business and technology leaders use customer obsession to drive growth. In addition, we seek to foster a culture where employees can be creative, feel supported and empowered, and are encouraged to think boldly about new ideas.

Attracting, retaining, and developing the best and brightest talent around the globe is critical to the ongoing success of our company. To this end, we focus on attracting and the hiring of all backgrounds and perspectives, with the goals of improving employee retention and engagement, strengthening the quality of our research, and improving client retention and customer experience. We field regular all-employee surveys to measure our progress against our goals.

We have a robust learning and development program and celebrate and enrich the Forrester culture through frequent recognition of achievements. To keep employees and teams connected and inspired to do their best work, we have enhanced the learning and development opportunities for our employees across a broad range of initiatives including new hire and onboarding and leadership training. We also support our employees’ efforts to serve in their local communities by offering each employee the opportunity to take paid volunteer days each calendar year. In addition, we and our employees frequently contribute funds or goods to support philanthropic and community giving efforts. In 2024, our employees dedicated more than 1,000 hours to serving their local communities. Past initiatives have included employee participation in sponsored charitable events and distribution of goods through select disaster relief organizations.

Forrester also recognizes a shared responsibility to respect and protect the environment. Although our facilities and operations have a small ecological footprint, we reduce the environmental impact of our business through various waste reduction practices, including WELL and LEED certified/eco-friendly buildings, recycling, and battery disposal. In addition, we have invested in multiple technologies to facilitate remote work that can in many cases reduce the need for travel and the related environmental impacts, and our hybrid work policy has significantly reduced the time spent commuting to most of our major offices.

Our clients trust us with some of their most sensitive confidential information, and we take our obligation to secure it seriously. We have implemented appropriate technical and organizational measures to ensure a level of security appropriate to the risk of disclosure of this information, and we attempt to minimize the amount of personally identifiable information regarding third parties in our possession. When the processing of personally identifiable information is unavoidable, we strive to comply with all applicable laws and regulations, including the European Union General Data Protection Regulation (GDPR), the California Consumer Privacy Act (as amended by the California Privacy Rights Act), and similar data privacy laws of other U.S. states. We have also implemented a Privacy Impact Assessment process to be used before we contract with new vendors of products or services that may have access to confidential and/or personal information.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2024 Business Results

In 2024, we fell short of the financial goals we had set at the beginning of the year, with revenues decreasing by 10.0% to $432.5 million. Despite this, the Company met its final revenue, adjusted operating margin and adjusted earnings per share guidance for the year.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation. A significant portion of the current cash compensation opportunity for our executive officers is typically achieved through our Amended and Restated Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”). As described in more detail below, payments under the plan are based on company financial performance metrics (for recent years prior to 2024, the booked sales accounts for the Company's CV products, or “CV bookings”, and modified operating income). By design, our plan pays more when we perform well and less, or nothing, when we do not.

Equity Awards. Another key component of compensation for our executive officers consists of long-term equity incentives, both in the form of restricted stock units (RSUs) and, in some cases, stock options. In 2024, all RSUs granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term stockholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2024 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 39% of our common stock.

Compensation Program Changes in 2024

Base Salary and Short-Term Cash Incentive Compensation. Based on a review of market data, and taking into account the contributions of the named executive officers and our financial performance in 2023, during its annual executive compensation review our Compensation and Nominating Committee (the “Committee”) left unchanged the base salaries and target cash incentive bonus amounts of the named executive officers, as discussed further below. In addition, the Committee approved, and Mr. Colony agreed to, the continued reduction in his base salary to $1.00 on an annualized basis for 2024.

Executive Cash Incentive Plan. In 2024, in light of the Company's financial performance in 2023 and its projected results for 2024, the Committee suspended the bonus program under the Executive Cash Incentive Plan for 2024 and did not set performance metrics for the year.

Long-Term Equity Incentive Compensation. In 2024, the Committee approved annual equity awards to our executive officers consisting solely of time-based RSUs. This contrasted to 2023, when the Committee determined that the equity awards to our named executive officers, other than Mr. Colony, would consist of a combination of time-based and performance-based RSUs and stock options.

Stock Retention Guidelines. As a result of its annual review of the Company's stock retention guidelines described in more detail below, the Committee decided to update the retention targets for all executive officers and directors effective April 1, 2024 to align the targets with changes in annual compensation and stock market fluctuations.

Say on Pay Stockholder Vote. As we have done each year since 2011, in 2024 we submitted our executive compensation program to an advisory vote of our stockholders and, consistent with the results of our previous say on pay votes, it received the support of 99% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered this feedback when setting our executive cash compensation program and granting equity awards to executives in 2024 and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•
encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;
•
base cash compensation on individual attainment of goals and responsibility, teamwork, and our short-term financial performance;
•
align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of stock options and RSUs vesting over time and RSUs subject to performance conditions; and
•
emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•
reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;
•
reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;
•
reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;
•
reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;
•
assesses relevant market data; and
•
holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee did not engage an independent compensation consultant in 2024 for its general executive compensation analysis because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements. The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2024, the Committee primarily considered data from the Radford Global Compensation Database, which included companies with annual revenues from $200 million to $1 billion, as well as comparable companies in the industries and geographies applicable to our executives. For each of the Company’s executive officers, the data the Committee reviewed included comparative market percentiles for base salary, total annual cash compensation opportunity (or “on-target earnings”), and total direct compensation (on-target earnings plus equity incentives). The Committee determined that each of the compensation components of the named executive officers, other than Mr. Colony, were aligned with the comparative market data considering experience, role criticality, and performance and, accordingly, made its decisions regarding 2024 executive compensation with the goal of maintaining that status.

Since Mr. Colony owns such a substantial percentage of our common stock, the Committee references the available market data on chief executive officer compensation for comparison purposes put does not place substantial weight on that data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•
base salary;
•
short-term cash incentive compensation;
•
long-term equity incentive compensation, principally in the form of stock options and RSUs;
•
severance and change-of-control benefits; and
•
other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive officer, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives. In 2024, as discussed below, along with various cost-saving measures undertaken by the Company, we suspended the short-term cash incentive compensation plan for our executive officers.

Base Salary. The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In February 2024, taking into account our financial performance in 2023, the Committee decided to leave the base salaries of the named executive officers unchanged from 2023. In addition, as part of various cost reduction activities undertaken by the Company, the Committee approved, and Mr. Colony agreed to, the continued reduction in Mr. Colony’s base salary to $1.00 on an annualized basis for 2024.

Short-Term Cash Incentive Compensation. A significant portion of each of our named executive officers’ total annual cash compensation is typically dependent on our achievement of annual financial objectives set forth under our Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•
the named executive officer’s target award;
•
the Company’s financial performance; and
•
if applicable, the named executive officer’s individual and/or team performance.

In February 2024, taking into account our financial performance in 2023 and projected financial results for 2024, and as part of various cost reduction activities undertaken by the Company, the Committee elected to suspend the bonus program under the Executive Cash Incentive Plan for 2024 and did not set Company performance metrics under the Plan for the year. At the same time, the Committee decided to leave the target cash incentive bonus amounts of the named executive officers unchanged from the previous year for other purposes such as calculation of stock ownership guidelines, described in more detail below in "Stock Retention Guidelines". As was the case in 2023, the average annual target cash incentive bonus amount for our named executive officers, other than Mr. Colony, was approximately 72.5% of that person’s base salary.

In February 2025, the Committee considered the contributions of our named executive officers to expense management and evaluated the Company’s performance during a difficult 2024, driven by the continuing product transition to our Forrester Decisions platform amid challenging macroeconomic conditions. Based on that evaluation, the Committee determined to award each of the named executive officers a discretionary cash bonus equal to 27% of such officer’s target award under the Executive Cash Incentive Plan as of December 31, 2024, as is set forth in the Summary Compensation Table under the heading “Bonus.” The Committee similarly approved discretionary 27% cash bonuses for all other employees of the Company whose bonuses were suspended in 2024 under applicable cash incentive plans.

Long-term Equity Incentive Compensation. Our annual equity awards to executive officers historically have consisted of time-based RSUs and, in some years like 2023, performance-based RSUs and time-based stock options granted under our equity incentive plan. The number of RSUs and stock options awarded are calculated with reference to a specific compensation value divided by the share price of our common stock on the award date.

All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that time-based equity-based awards serve to encourage retention while further aligning the interests of executives and stockholders, as the awards have value only if the recipient continues to provide service to the Company through the vesting date, and, while the RSUs have immediate compensatory value to the recipient upon vesting, increases in our share price provide significant additional compensatory value to the recipient, and decreases in the share price reduce the original compensation value of the award. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2024, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the retentive value of outstanding stock-based awards (including the performance-based RSUs and stock options awarded in 2023), the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and improvement in the Company’s operating margin. On March 27, 2024, the Committee reviewed and approved the grant of time-based RSUs to each of L. Christian Finn, our Chief Financial Officer, Carrie Johnson, our Chief Product Officer, Sharyn Leaver, our Chief Research Officer, and Nate Swan, our Chief Sales Officer, effective April 1, 2024. Mr. Finn was granted 24,003 RSUs; Ms. Johnson was granted 24,003 RSUs; Ms. Leaver was granted 16,802 RSUs; and Mr. Swan was granted 24,003 RSUs. The Committee determined that the RSUs would vest 25% annually over four years.

Beginning in 2023, the Committee revised our equity program for executive officers to include awards of performance-based RSUs (or "PSUs"), which would vest only upon the satisfaction of predetermined performance targets. While it was intended that PSUs with updated three-year performance periods would be issued annually thereafter, the Committee elected not to issue PSUs in 2024 in light of the Company's financial performance in 2023 and projected financial results for 2024.

Each PSU granted to the named executive officers in 2023 entitles the applicable officer to receive on or after March 1, 2026, prior to deducting the applicable number of shares necessary to satisfy withholding tax obligations, one share of the Company's common stock, if each of the two performance levels described below are met and the officer remains employed by the Company. The first performance metric is the Company's CV as of December 31, 2025 (referred to as Measurement Year CV), as reported along with the release of our consolidated financial results for the fiscal year ending December 31, 2025, and as adjusted to reflect the foreign currency rates used to calculate the Company's CV reported for the year ended December 31, 2022. The second performance metric is the Company's Adjusted EBITDA margin for the year ending December 31, 2025 (referred to as Measurement Year Adjusted EBITDA Margin), defined as our consolidated adjusted income from operations plus depreciation, divided by total revenues, as reported along with the release of our consolidated financial results for the year ending December 31, 2025. If both target performance levels are exactly met, the PSUs will vest at 100%. Failure to achieve the minimum performance threshold for CV will result in forfeiture of all of the PSUs. If the Company achieves the minimum performance level for CV, a number of PSUs equal to 75% of the total PSUs (referred to as the "CV Growth PSUs") will vest as follows. The aggregate number of CV Growth PSUs that will vest will be equal to the CV Growth PSUs multiplied by the applicable percentage set forth in the table below. If Measurement Year CV falls between two of the percentiles below, the applicable percentage will be interpolated on a straight-line basis.

Applicable Percentage
Measurement Year CV	of CV Growth PSUs
90% of CV Growth Target (Minimum CV Growth Threshold)	30%
95% of CV Growth Target	50%
CV Growth Target	100%
105% of CV Growth Target	150%

If the Company achieves the minimum performance levels for both CV and Adjusted EBITDA Margin, a number of PSUs equal to 25% of the total PSUs (referred to as the "Adjusted EBITDA Margin PSUs") will vest as follows. The aggregate number of Adjusted EBITDA Margin PSUs that will vest will be equal to the Adjusted EBITDA Margin PSUs multiplied by the applicable percentage set forth in the table below. If Measurement Year Adjusted EBITDA Margin falls between two of the percentiles below, the applicable percentage will be interpolated on a straight-line basis.

Measurement Year	Applicable Percentage of
Adjusted EBITDA Margin	Adjusted EBITDA Margin PSUs
One % point below Adjusted EBITDA Margin Target (Minimum Adjusted EBITDA Margin Threshold)	30%
Adjusted EBITDA Margin Target	100%
One % point above Adjusted EBITDA Margin Target	150%

The maximum number of shares that can vest under each PSU award is 150% of the original grant amount. The Committee decided that using scaled metrics was appropriate to achieve the objectives of longer-term strategic thinking and retention of key talent, taking into account planned investments to support growth in the business and the overall business environment. The Committee may appropriately adjust any evaluation of performance to the extent deemed necessary to take into account non-recurring items including, but not limited to, acquisitions, divestitures or significant restructuring charges.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2023.

Severance and Change in Control Agreements. Effective May 15, 2014, we adopted the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), applicable to all of our executive officers, including the named executive officers. Similar to plans maintained by many other companies, our Severance Plan provides for payments and benefits to our executive officers upon a qualifying termination of employment, including in connection with a change in control. Further detail on the Severance Plan is contained below under the heading “Severance and Change-of-Control Benefits.” We believe that the Severance Plan functions as a retention tool for our executive officers to remain with the Company and enable the executive officers to focus on the continuing business operations and, as applicable, the success of a potential business combination that the Board of Directors has determined to be in the best interests of the stockholders. We believe this results in stability and continuity of operations.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan as is applicable for all participating employees and to participate in our employee stock purchase plan, pursuant to which participants may elect to purchase shares of our stock on a semi-annual basis at a 15% discount based on the lower of the price of our stock at the beginning and end of each period. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

Stock Retention Guidelines

Our Corporate Governance Guidelines include stock retention guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company.

The guidelines require directors of the Company to acquire and hold during their service as a Forrester Board member shares of Forrester’s common stock (“Common Stock”) equal in value to at least two times their total annual compensation from Forrester (including cash retainer and grant date value of equity grants) as in effect on April 1, 2024 (or, if later, the date of commencement of Board service or such other date as the Committee shall designate). Directors have five years from the date of commencement of their Board service to meet the target stock ownership guideline.

Executive officers of the Company are required to acquire and hold during their service as a Forrester executive team member shares of Common Stock equal in value to at least one times their total annual on-target earnings (defined as base salary plus total annual cash compensation opportunity) as in effect on April 1, 2024 (or, if later, the date of commencement of executive team service or such other date as the Committee shall designate). Executive officers have five years from the date of commencement of executive team service to meet the target stock ownership guideline.

In April of 2024 the Committee determined that the retention targets for all executive officers and directors would be adjusted, effective immediately, using the 200 day moving average closing stock price of the Company as of April 1, 2024 and the on-target earnings (for executive officers) and total compensation (for directors) as of April 1, 2024 for purposes of calculating such targets.

Until such time as a director or officer reaches his or her share ownership guideline, the director or officer may sell shares of Common Stock only to the extent that, subsequent to such sale, such director or officer continues to hold more shares than he or she held as of December 31 of the preceding year. In addition, if a director or officer has not reached his or her share ownership guideline within the required accumulation period, he or she will be required to retain 100% of the net shares of Forrester common stock delivered to him or her upon the exercise or vesting of stock awards held by him or her until such guideline is reached. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock options and withholding taxes. For directors, the applicable withholding taxes will be presumed to be the minimum withholding tax applicable to an employee. All directors and executive officers are expected to continuously own sufficient shares to meet the guideline once it has been reached. Unexercised stock options and unvested restricted stock units will not count toward meeting the stock ownership guidelines.

These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. The Committee will reassess these guidelines on an annual basis, taking into account factors such as compensation and stock price changes. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of our executive officers in excess of $1 million per person per year will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017 and not later materially modified.

The Committee believes that the interests of our stockholders are best served if the Committee continues to retain flexibility and discretion to approve and amend compensation plans, agreements and arrangements to support our corporate objectives, even if a plan, agreement or arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility. Despite the changes as a result of the 2017 tax legislation, the Committee currently expects (consistent with its executive compensation philosophy) to structure executive compensation programs such that a significant portion of executive compensation is linked to our performance.

The Committee also takes into consideration the accounting treatment of the different forms of awards it may grant to executive officers.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

Robert Bennett

David Boyce

Yvonne Wassenaar

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers as of December 31, 2024. We refer to these officers as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)
George F. Colony	2024	51	182,250	—	—	—	32,992	215,293
Chairman of the Board and	2023	207,993	—	—	—	—	36,928	244,921
Chief Executive Officer	2022	597,896	—	—	—	371,250	23,484	992,630

L. Christian Finn	2024	420,025	85,045	499,982	—	—	18,811	1,023,864
Chief Financial Officer	2023	420,275	125,993	746,862	430,930	—	19,894	1,743,954
	2022	420,083	—	499,978	—	145,736	11,320	1,077,117

Carrie Johnson	2024	425,050	86,063	499,982	—	—	19,169	1,030,264
Chief Product Officer	2023	425,300	127,500	746,862	430,930	—	17,820	1,748,412
	2022	428,750	—	449,950	—	175,313	11,766	1,065,779

Sharyn Leaver	2024	375,600	60,750	349,986	—	—	14,032	800,368
Chief Research Officer	2023	375,600	90,000	485,449	323,191	—	8,742	1,282,982
	2022	374,556	—	324,981	—	123,750	10,400	833,687

Nate Swan	2024	420,600	90,720	499,982	—	—	17,416	1,028,719
Chief Sales Officer	2023	410,858	234,400	746,845	430,930	1,000	21,257	1,845,290

(1)
Amounts for 2024 represent discretionary bonuses approved by the Committee.
(2)
These amounts represent the aggregate grant date fair value of time-based and performance-based restricted stock unit and time-based option awards. Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2024 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.
(3)
2024 amounts include the following amounts of Company matching contributions under our 401(k) plan: Mr. Finn, $10,350; Ms. Johnson, $10,350; Ms. Leaver, $6,976; and Mr. Swan, $10,350. Other amounts consist of group term life insurance premiums and miscellaneous other items.

GRANTS OF PLAN-BASED AWARDS FOR 2024

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2024.

Grant
										All Other		Date
									All Other	Option		Fair
									Stock	Awards:	Exercise	Value of
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Awards:	Number of	or Base	Stock
			Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Price of	and
		Committee	Awards			Awards			Shares of	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
George F. Colony	—	—	—	—	—	—	—	—	—	—	—	—

L. Christian Finn	04/01/24	03/27/24	—	—	—	—	—	—	24,003	—	—	499,982

Carrie Johnson	04/01/24	03/27/24	—	—	—	—	—	—	24,003	—	—	499,982

Sharyn Leaver	04/01/24	03/27/24	—	—	—	—	—	—	16,802	—	—	349,986

Nate Swan	04/01/24	03/27/24	—	—	—	—	—	—	24,003	—	—	499,982

(1)
See footnote 2 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2024.

	Option Awards				Stock Awards
					Equity Incentive	Equity Incentive
					Plan	Plan
					Awards:	Awards: Market or
	Number of	Number of			Number of	Payout Value of
	Securities	Securities			Unearned Shares,	Unearned Shares,
	Underlying	Underlying			Units	Units
	Unexercised	Unexercised	Option		or Other	or Other
	Options	Options	Exercise	Option	Rights That	Rights That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
George F. Colony	—	—	—	—	—	—

L. Christian Finn	—	—	—	—	5,040(2)	78,977
	—	—	—	—	4,966(3)	77,817
	—	—	—	—	11,350(4)	177,855
	—	—	—	—	24,003(5)	376,127
	—	—	—	—	7,566(6)	26,676
	7,567	22,699(7)	33.04	2/28/2033	—	—

Carrie Johnson	—	—	—	—	2,203(8)	34,521
	—	—	—	—	4,470(3)	70,045
	—	—	—	—	11,350(4)	177,855
	—	—	—	—	24,003(5)	376,127
	—	—	—	—	7,566(6)	26,676
	7,567	22,699(7)	33.04	2/28/2033	—	—

Sharyn Leaver	—	—	—	—	826(8)	12,943
	—	—	—	—	3,228(3)	50,583
	—	—	—	—	7,377(4)	115,598
	—	—	—	—	16,802(5)	263,287
	—	—	—	—	4,918(6)	17,340
	5,675	17,024(7)	33.04	2/28/2033	—	—

Nate Swan	—	—	—	—	9,899(9)	155,117
	—	—	—	—	24,003(5)	376,127
	—	—	—	—	7,566(6)	26,676
	7,567	22,699(7)	33.04	2/28/2033	—	—

(1)
The market value was calculated based on $15.67, the closing price per share of our common stock on December 31, 2024. With respect to performance-based restricted stock units, the stated value equals the product of $15.67 multiplied by the number of shares issuable upon achievement of threshold performance goals. However, we have recorded a zero value for these awards in our financial statements for the year ended December 31, 2024.
(2)
Consists of time-based restricted stock units that vest on October 1, 2025.
(3)
Consists of time-based restricted stock units that vest as to 50% of the shares subject to the award on each of March 1, 2025 and March 1, 2026.
(4)
Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of March 1, 2025, March 1, 2026, and March 1, 2027.
(5)
Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of April 1, 2025, April 1, 2026, April 1, 2027, and April 1, 2028.
(6)
Consists of performance-based restricted stock units granted pursuant to our Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to contract value (CV) growth and Adjusted EBITDA margin in 2025. The restricted stock units can vest on March 1, 2026 as to between 22.5% and 150% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met.
(7)
Stock options become exercisable as to one third of the shares subject to the award on each of March 1, 2025, March 1, 2026, and March 1, 2027.
(8)
Consists of time-based restricted stock units that vest on August 1, 2025.
(9)
Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of February 1, 2025, February 1, 2026, and February 1, 2027.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2024

The following table sets forth information for the named executive officers regarding the value realized during 2024 by the executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
George F. Colony	—	—	—	—
L. Christian Finn	—	—	11,307	213,174
Carrie Johnson	—	—	10,652	210,952
Sharyn Leaver	—	—	5,593	112,015
Nate Swan	—	—	3,300	85,140

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

Effective May 15, 2014, our Board of Directors adopted and approved the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), which is applicable to all of the Company’s executive officers, including the named executive officers. The Severance Plan provides for the payment of severance and other benefits to each executive officer in the event of a termination of employment with the Company without cause and also, in the case of a change in control, by an executive officer for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of claims against the Company, in addition to any accrued obligations such as unpaid base salary, vacation and earned bonuses, the Severance Plan provides for the following severance payments and benefits:

•
In the event of a Qualifying Termination other than following a change in control:
•
continued payment of the executive officer’s base salary in installments for one year, or in the case of Mr. Colony (or any successor CEO), for 18 months, after the Qualifying Termination;
•
payment in a lump sum of an amount equal to the lesser of the executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or for such shorter period that the executive officer was employed by the Company); or in the case of the chief executive officer, payment in a lump sum of an amount equal to one and one-half times the lesser of the chief executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions earned by the chief executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination;
•
payment in cash during the 12-month period following a Qualifying Termination for executive officers other than the chief executive officer, and during the 18-month period following a Qualifying Termination for the chief executive officer, of an amount equal to the Company’s portion of the cost for medical and dental coverage under applicable Company plans; and
•
6 months of outplacement assistance, subject to extension for an additional 6 months upon request of the executive officer and at the discretion of the Company.

•
In the event of a Qualifying Termination during the 18-month period following a change in control (as defined in the Severance Plan):
•
payment in a lump sum of the executive officer’s annual base salary, or in the case of the chief executive officer, two times annual base salary;
•
payment in a lump sum of an amount equal to the excess, if any, of (x) the executive officer’s annual target bonus amount and/or annual target sales commission amount pro-rated as of the Qualifying Termination, over (y) the amount paid or payable for the actual bonus and/or sales commissions earned through the Qualifying Termination;
•
payment of the higher of the executive officer’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the executive officer was employed by the Company); or in the case of the chief executive officer, the higher of two times his or her (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the chief executive officer under applicable plans for the two fiscal years preceding the year of the Qualifying Termination;
•
payment in cash in a lump sum of an amount equal to 12 months for executive officers other than the chief executive officer, and 24 months for the chief executive officer, of the Company’s portion of the cost for medical and dental coverage under applicable Company plans;
•
12 months of outplacement assistance; and
•
without limiting an executive officer’s rights under any equity plans or agreements, accelerated vesting of, or cancellation and payment of merger consideration for (net of exercise price, if any), all unvested equity and equity-based awards, with performance-based awards, if any, vesting at target level of performance.

The Severance Plan shall also reimburse each executive officer whose termination of employment results from a change of control all reasonable legal fees and expenses incurred to obtain or enforce rights or benefits under the Severance Plan if the executive officer prevails in substantial part on the material issues of the proceeding.

The Severance Plan does not provide for a gross-up payment to any of the executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the severance payments and benefits described above, and any other parachute payments, would, if paid, be subject to the Excise Tax, then the severance payments and benefits under the Severance Plan will be reduced to the extent necessary so that no portion of the payments or benefits under the Severance Plan are subject to the Excise Tax, provided that there shall be no such reduction if the net amount of the payments received by the executive officer after giving effect to all applicable taxes is greater than the net amount of the payments received by the executive officer after giving effect to the reduction.

We have not entered into agreements providing for severance benefits with any of the named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of the options or restricted stock units in connection with the change of control.

The following table provides the details of payments that would have been paid to, or value that would have been received by, the named executive officers in connection with either a change of control, a termination of employment without cause or for good reason in connection with a change of control, or a termination of employment without cause in the absence of a change of control, in each case effective as of December 31, 2024.

				Payment in		Value of
			Annual	Lieu of		Accelerated
		Salary	Incentive	Medical and	Outplacement	Unvested
		Continuation	Compensation	Dental	Assistance	Equity	Total
Name	Event (1)	($)	($)	($)	($)(2)	($)(3)	($)
George F. Colony	Change in Control	—	—	—	—	—	—

	Termination Upon
	Change in Control	1,200,000	1,842,750	31,535	20,000	—	3,094,285

	Not for Cause
	Termination	900,000	278,438	23,651	10,000	—	1,212,088

L. Christian Finn	Change in Control	—	—	—	—	829,335	829,335

	Termination Upon
	Change in Control	420,000	544,918	25,402	20,000	829,335	1,839,654

	Not for Cause
	Termination	420,000	135,865	25,402	10,000	—	591,267

Carrie Johnson	Change in Control	—	—	—	—	777,107	777,107

	Termination Upon
	Change in Control	425,000	551,437	23,336	20,000	777,107	1,796,880

	Not for Cause
	Termination	425,000	151,407	23,336	10,000	—	609,743

Sharyn Leaver	Change in Control	—	—	—	—	519,476	519,476

	Termination Upon
	Change in Control	375,000	389,250	25,402	20,000	519,476	1,329,128

	Not for Cause
	Termination	375,000	106,875	25,402	10,000	—	517,277

Nate Swan	Change in Control	—	—	—	—	649,804	649,804

	Termination Upon
	Change in Control	420,000	581,280	25,402	20,000	649,804	1,696,485

	Not for Cause
	Termination	420,000	134,400	25,402	10,000	—	589,802

(1)
None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer dies, becomes disabled, voluntarily terminates his or her employment with Forrester without “Good Reason” or if that named executive officer is terminated by Forrester for cause.
(2)
Estimated cost of 12 months of outplacement service in the event of a change in control and 6 months of outplacement service in the event of termination without a change in control.
(3)
Calculated using $15.67, the closing price per share of our common stock on December 31, 2024. In the case of unvested options, calculated using the difference between $15.67 and the exercise price of the applicable option, multiplied by the number of unvested shares. In the case of unvested restricted stock units (RSUs), calculated using $15.67 multiplied by the number of shares underlying such unvested RSU (at target in the case of performance-based RSUs).

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2024

The following table shows the compensation that we paid during the year ended December 31, 2024 to each of our directors, other than Mr. Colony, who was not paid additional compensation for his service as a director and whose compensation is reflected in “Executive Compensation” above.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)
Robert Bennett(4)	25,000	119,984	144,984
David Boyce	35,000	119,986	154,986
Neil Bradford	35,000	119,986	154,986
Anthony Friscia	35,000	119,986	154,986
Robert M. Galford	50,000	119,986	169,986
Corinne Munchbach(4)	25,000	119,986	144,986
Warren Romine	43,000	119,986	162,986
Gretchen Teichgraeber(4)	8,750	—	8,750
Yvonne Wassenaar	35,000	119,986	154,986

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2024. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.
(2)
On June 3, 2024, each of the directors then in office, other than Mr. Colony, received 6,737 restricted stock units. On August 1, 2024, Mr. Bennett received 6,305 restricted stock units.
(3)
At December 31, 2024, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Name	Options	RSUs
Robert Bennett	—	3,153
David Boyce	—	3,369
Neil Bradford	—	3,369
Anthony Friscia	—	3,369
Robert M. Galford	—	3,369
Corinne Munchbach	—	3,369
Warren Romine	—	3,369
Yvonne Wassenaar	—	3,369

(4)
Ms. Teichgraeber retired from the Board of Directors effective May 14, 2024. Ms. Munchbach and Mr. Bennett joined the Board on June 1, 2024 and July 22, 2024, respectively.

Our non-employee directors receive an annual retainer of $30,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of the Audit Committee receiving an additional $8,000 per year and the Chairman of the Compensation and Nominating Committee receiving an additional $5,000 per year. Our lead independent director receives an additional $10,000 annual retainer. Each of these annual fees is payable quarterly in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

The Compensation and Nominating Committee of the Board of Directors has the authority under the Forrester Research, Inc. Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. On June 3, 2024, our seven non-employee directors at that time each received 6,737 restricted stock units, which equals the number of whole shares calculated by dividing $120,000 by $17.81, the closing price of the Company’s common stock on the date of award. On August 1, 2024, Mr. Bennett received 6,305 restricted stock units, which equals the number of whole shares calculated by dividing $120,000 by $19.03, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal quarterly installments over a one-year period. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median annual total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the annual total compensation of their chief executive officer. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee using our total employee population as of October 1, 2024 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used cash compensation (base salary plus bonuses and commissions) paid in the nine months ending September 30, 2024. We used cash compensation as our consistently applied compensation measure as we believe that this measure provides a reasonably accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historical and forecasted rates as well as other factors. We did not use any other material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s total 2024 compensation (other than the CEO) was $123,939. Our Chief Executive Officer’s total 2024 compensation was $215,293, as reported in the Summary Compensation Table. Accordingly, our 2024 CEO to Median Employee Pay Ratio was 1.74 to 1.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

PAY VERSUS PERFORMANCE

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The following table and related disclosures provide further “pay versus performance” disclosure with respect to our chief executive officer, also referred to as our principal executive officer (PEO), and our other named executive officers (NEOs), as contemplated by Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total to PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total For Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)[7]	Year-Over-Year CV Bookings Growth[8]

					Company TSR[5]	Peer Group TSR[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$215,293	$215,293	$970,804	$432,335	$38	$151	$-5.7	-5.3%
2023	$244,921	$244,921	$1,655,159	$1,073,951	$64	$152	$3.1	-7.7%
2022	$992,630	$992,630	$978,306	$449,918	$86	$126	$21.8	0.8%
2021	$1,552,268	$1,552,268	$1,134,598	$1,324,876	$141	$162	$24.8	16.0%
2020	$681,843	$681,843	$860,550	$873,033	$100	$128	$10.0	-3.5%

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Colony (our Chief Executive Officer or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation –Summary Compensation Table.”
(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Colony, as computed in accordance with Item 402(v) of Regulation S-K. Because Mr. Colony did not receive or hold any equity awards during the years reflected in the table and we do not maintain a pension in which Mr. Colony participates, no additions or deductions from Summary Compensation Table (SCT) total compensation for our PEO are needed to determine the amount of “compensation actually paid” in accordance with Item 402(v) of Regulation S-K.
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Colony, who has served as our CEO in each of the covered years) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Colony) included for purposes of calculating the average amounts in each applicable year are as follow: (i) for 2023 and 2024, L. Christian Finn, Carrie Johnson, Sharyn Leaver, and Nate Swan; (ii) for 2022, L. Christian Finn, Kelley Hippler, Carrie Johnson, Sharyn Leaver, and Sarah Le Roy; (iii) for 2021, Scott Chouinard, Ryan Darrah, Michael Doyle, L. Christian Finn, Kelley Hippler, and Carrie Johnson; and (iv) for 2020, Michael Doyle, Kelley Hippler, Carrie Johnson, and Steve Peltzman.
(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” (CAP) to the NEOs as a group (excluding Mr. Colony), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Colony) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average compensation for the NEOs as a group (excluding Mr. Colony) for each year to determine the compensation actually paid:

Average Non-PEO NEOs SCT Total to CAP Reconciliation:
Year	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation	SCT Total	Reported Value of Equity Awards	Equity Award Adjustments	CAP

			(i)		(ii)	(iii)
2024	$410,319	$80,645	$17,357	$970,804	$(462,483)	$(75,986)	$432,335
2023	$408,008	$144,723	$16,928	$1,655,159	$(1,085,500)	$504,291	$1,073,951
2022	$355,306	$149,711	$8,317	$978,306	$(464,972)	$(63,417)	$449,918
2021	$290,528	$376,641	$104,942	$1,134,598	$(362,487)	$552,765	$1,324,876
2020	$369,916	$141,109	$12,038	$860,550	$(337,488)	$349,971	$873,033

(i)
Reflects "all other compensation" reported in the SCT for each year shown.
(ii)
Represents the grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and "Option Awards" columns in the Summary Compensation Table for the applicable year. Because we do not maintain a pension in which any NEO participates, no adjustments from the SCT total related to pension value are needed to calculate “compensation actually paid” in accordance with Item 402(v) of Regulation S-K.
(iii)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Average Non-PEO NEOs Equity Award Adjustments:
	2020 Average	2021 Average	2022 Average	2023 Average	2024 Average

Plus: Fair Value for Stock Awards Granted in the Covered Year that are Unvested at End of Year	$392,907	$450,772	$257,486	$610,348	$347,917
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Year	$2,451	$121,557	$(152,787)	$(85,607)	$(334,414)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	$(45,387)	$27,727	$(71,058)	$(20,451)	$(89,489)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	-	$(47,291)	$(97,057)	-	-
Total Adjustment	$349,971	$552,765	$(63,417)	$504,291	$(75,986)

(5)
Company TSR is calculated to show the cumulative stockholder return on our common stock during the covered period. We did not pay any dividends in the covered years.
(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Small Cap 600 Information Technology.
(7)
The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
(8)
Year-over-year CV bookings growth is the percentage increase in bookings of our CV products with respect to a given covered year compared to the prior covered year. For purposes of calculating the 2024 amount, we have excluded CV bookings attributable to our former FeedbackNow business that was divested in August 2024.

Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The most important financial performance measures we used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

•
CV Bookings
•
Modified Operating Income
•
Year-Over-Year CV Bookings Growth

Analysis of the Information Presented in the Pay versus Performance Table

While we utilize several performance measures to align executive compensation with our performance, all of these measures are not presented in the above Pay versus Performance Table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

CAP versus TSR

As shown in the chart below, the PEO's and, with the exception of 2023, the other NEOs’ CAP amounts are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price in addition to the company’s financial performance. The increase in the other NEO's CAP amounts for 2023 is due primarily to the issuance of stock options, which have value only the extent that our stock price increases over the grant date stock price.

CAP vs. Total Shareholder Return
Compensation Actually Paid ("CAP") $000s
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Total Shareholder Return (TSR)
Value of Initial Fixed $100 Investment
$160
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
2023
2024
$100
$141
$86
$64
$38
$682
$873
$1,552
$1,325
$993
$450
$245
$1,074
$215
$432
CAP to PEO
Average CAP to Non-PEO NEOs
Company TSR

CAP versus Net Income

As shown in the chart below, while the variations in the Company’s net income and the PEO and other NEOs’ CAP have been directionally consistent most years, the decrease in the CAP amounts for the other NEOs was proportionately greater than the decrease in net income in 2022. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price. The increase in the other NEO's CAP amounts for 2023 is due to the reasons stated above in "CAP versus TSR." In addition, the Company does not use net income to determine compensation levels or incentive plan payouts.

CAP vs. Net Income
Compensation Actually Paid ("CAP")
$000s
Net Income, $Millions
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
-$5.0
-$10.0
2020
2021
2022
2023
2024
$10.0
$24.8
$21.8
$3.1
-$5.7
$682
$873
$1,552
$1,325
$993
$450
$245
$1,074
$215
$432
CAP to PEO
Average CAP to Non-PEO NEOs
Net Income

CAP versus Company-Selected Measure (CSM)

The chart below compares the PEO and other NEOs’ CAP to our CSM, year-over-year CV bookings growth, which indicates there is a very strong relationship between this CSM and CAP in most years. The increase in the other NEO's CAP amounts for 2023 is due to the reasons stated above in "CAP versus TSR."

The Company's amount of CV bookings is one of the two metrics used in determining the level of payout under our Executive Cash Incentive Plan, with the target level of CV bookings being derived from the targeted year-over-year CV bookings growth percentage reflected in the annual operating plan approved by the Board of Directors. In addition, we believe there is a strong correlation between our CV bookings growth and our stock price, which in turn leads to fluctuations in the CAP to our non-PEO NEOs, who receive equity incentives as part of their compensation.

CAP vs. CSM
Compensation Actually Paid ("CAP") $000s
CSM: Year-Over-Year CV Bookings Growth
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
2020
2021
2022
2023
2024
$682
$873
-3.5%
$1,552
$1,325
16.0%
$993
$450
0.8%
$245
$1,074
-7.7%
$215
$432
-5.3%
CAP to PEO
Average CAP to Non-PEO NEOs
CSM: Year-Over-Year CV Bookings Growth

TSR: Company versus Peer Group

As shown in the chart below, the Company's 5-year cumulative TSR is less than the companies included in our industry index, the S&P Small Cap 600 Information Technology. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

The information contained above under the heading “Pay Versus Performance” shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of four non-employee directors: Mr. Romine (Chair), Mr. Bradford, Mr. Friscia, and Ms. Munchbach. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Romine is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”), and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2024 with Forrester’s management and with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Forrester’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in Forrester’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Forrester’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

Warren Romine, Chair

Neil Bradford

Anthony Friscia

Corinne Munchbach

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2024.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement. At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2024. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2025 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2024. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2025 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP (“PwC”) and its affiliates for fiscal 2024 and fiscal 2023.

	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$1,760,696	$1,671,900
Audit-Related Fees(2)	—	—
Tax Fees(3)	19,946	29,240
All Other Fees(4)	2,125	31,165
Total Fees	$1,782,767	$1,732,305

(1)
Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.
(2)
There were no audit-related fees in fiscal 2024 or fiscal 2023.
(3)
Tax fees are fees billed for professional services related to tax compliance and tax consulting services.
(4)
All other fees include licenses to web-based accounting and finance reference materials and, in 2023, services related to two Registration Statement on Form S-8 filings.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chair of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards, severance and change of control benefits, and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•
The mix of compensation among base salary and cash incentives.
•
Generally our compensation policies and practices are uniform across each of our business units and geographic regions.
•
Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.
•
We require that minimum threshold performance targets be achieved before any bonuses under our executive cash incentive plan are paid, and bonus payouts under our executive cash incentive plan are capped.
•
We use multiple performance measures under our executive cash incentive plan, including CV bookings and modified operating income.
•
We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year or performance-based vesting criteria, and require that the executive remain employed through the vesting date or when performance criteria are measured to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2026 must be received by December 2, 2025 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2026 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 13, 2026 and February 12, 2026 in a manner that satisfies the requirements specified in our by-laws. If the stockholder does not notify us by February 12, 2026 or the notice is not in accordance with the requirements specified in our by-laws, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

SCAN TO VIEW MATERIALS & VOTE w FORRESTER RESEARCH, INC. 60 ACORN PARK DRIVE CAMBRIDGE, MA 02140 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/FORR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V68272-P26611 FORRESTER RESEARCH, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write theThe Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: !!! 1. Election of Directors. Nominees: 01) Robert Bennett 04) Anthony Friscia 02) Neil Bradford 05) Corinne Munchbach 03) George F. Colony 06) Warren Romine The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2025. !!! 3. To approve, by non-binding vote, executive compensation. !!! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. V68273-P26611 FORRESTER RESEARCH, INC. Annual Meeting of Stockholders May 13, 2025 10:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) George F. Colony and Ryan D. Darrah, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORRESTER RESEARCH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time on May 13, 2025, online at www.virtualshareholdermeeting.com/FORR2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side